UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2017

LINCOLN ELECTRIC HOLDINGS, INC.

(Exact name of registrant as specified in charter)

Ohio	0-1402	34-1860551
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

22801 St. Clair Avenue
Cleveland, Ohio	44117
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (216) 481-8100

Not applicable

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On June 30, 2017, Lincoln Electric Holdings, Inc. (the “Company”), The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., and certain other domestic subsidiaries (collectively, with the Company, the “Borrowers”) amended and restated their Amended and Restated Credit Agreement, dated as of July 26, 2012, as amended by the First Amendment to the Amended and Restated Credit Agreement, dated as of September 12, 2014 (the “Original Credit Agreement”), by entering into the Amended and Restated Credit Agreement, dated as of June 30, 2017 (the “Amended and Restated Credit Agreement”), by and among the Borrowers and the Lenders (as defined in the Amended and Restated Credit Agreement), with KeyBank National Association as Letter of Credit Issuer and Administrative Agent for the Lenders. The Amended and Restated Credit Agreement extends the maturity of the revolving credit facility under the Original Credit Agreement to June 30, 2022 and provides that the $400 million revolving credit facility may be increased, subject to certain conditions, by an additional amount up to $100 million. The interest rate on borrowings under the Amended and Restated Credit Agreement is based on either LIBOR or the prime rate, at the Company’s election, plus a spread, in the case of LIBOR loans ranging from 0.67% to 1.475% and, in the case of prime rate loans, ranging from 0.0% to 0.475%, in each case, based on the Company’s consolidated leverage ratio. The revolving credit facility may be used for general corporate purposes, including the acquisition of other businesses.

The Amended and Restated Credit Agreement contains customary affirmative, negative and financial covenants for credit facilities of this type (subject to negotiated baskets and exceptions), including limitations on the Company and its subsidiaries with respect to liens, investments, distributions, mergers and acquisitions, dispositions of assets, transactions with affiliates and a consolidated fixed charges coverage ratio and consolidated total leverage ratio.

The Company had no outstanding borrowings under the Original Credit Agreement and was in compliance with all applicable financial covenants and other restrictions under the Original Credit Agreement as of the effective date of the Amended and Restated Credit Agreement. As of the date of this report, the Company had no borrowings under the Amended and Restated Credit Agreement and was in compliance with all applicable financial covenants and other restrictions under the Amended and Restated Credit Agreement.

The foregoing is merely a summary of the terms and conditions of the Amended and Restated Credit Agreement and is not a complete discussion of the document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Amended and Restated Credit Agreement attached to this Form 8-K as Exhibit 10.1, which is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Techalloy, Inc., Wayne Trail Technologies, Inc., Lincoln Global, Inc., the Lenders and KeyBank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLN ELECTRIC HOLDINGS, INC.

Date: July 6, 2017	By:	/s/ Jennifer I. Ansberry
Jennifer I. Ansberry
Executive Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Amended and Restated Credit Agreement, dated as of June 30, 2017, by and among Lincoln Electric Holdings, Inc., The Lincoln Electric Company, Lincoln Electric International Holding Company, J.W. Harris Co., Inc., Techalloy, Inc., Wayne Trail Technologies, Inc., Lincoln Global, Inc., the Lenders and KeyBank National Association.